FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made this 20th day of April, 2010, but effective as of March 7, 2010 (the “Effective Date”), by and between NNN VF FOUR RESOURCE SQUARE, LLC, a Delaware limited liability company (“Borrower”), NNN 2003 VALUE FUND, LLC, a Delaware limited liability company (“Guarantor”), and RAIT PARTNERSHIP, L.P., a Delaware limited partnership (together with its successors and assigns, “Lender”).

RECITALS

A. Borrower and Lender entered into that certain Loan and Security Agreement dated March 7, 2007 (the “Loan Agreement”), pursuant to which Lender made a loan (the “Loan”) to Borrower in the original principal amount of Twenty-Three Million and 00/100 Dollars ($23,000,000.00). The Loan is evidenced by that certain Promissory Note dated March 7, 2007 (“Note”), in the original principal amount of Twenty-Three Million and 00/100 Dollars ($23,000,000.00). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

B. Borrower and Guarantor have requested that Lender agree to amend the Loan Agreement in certain respects; and, in accordance with such request, Lender has agreed to amend the Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to Section 1(d) of the Loan Agreement. Effective as of the Effective Date, Section 1(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Principal Maturity. The outstanding principal balance of the Loan, including all accrued Interest and any and all amounts owing or to be owing by Borrower or any obligor under the Loan Documents now or hereafter arising (the “Debt”), will be due on the Maturity Date (as hereafter defined). For purposes hereof, the “Maturity Date” means the earlier of (i) the Scheduled Maturity Date (as hereinafter defined); and (ii) the date on which the Debt becomes due and payable, whether by acceleration or otherwise. For purposes hereof, the “Scheduled Maturity Date” means November 30, 2010, unless and until Borrower exercises the Extension Option described in Section 1(f) hereof, in which case the final day of such extended term shall be the “Scheduled Maturity Date.””

2. Amendment to Section 1(f) of the Loan Agreement. Effective as of the Effective Date, Section 1(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(f) Extension. Borrower shall have one (1) option to extend the Scheduled Maturity Date for a period of twelve (12) months (the “Extension Option”). Borrower shall be entitled to exercise the Extension Option by providing Lender with written notice of its election to exercise the Extension Option (the “Extension Option Request”) no earlier than ninety (90) days and no later than forty-five (45) days prior to the original Scheduled Maturity Date (as set forth in Section 1(d)), and provided that prior to the exercise of such Extension Option (i) no Event of Default has occurred and is continuing and no condition exists that with the passage of time or giving of notice would result in an Event of Default, (ii) Borrower pays to Lender a fee (the “Extension Fee”) equal to 1.0% of the Loan Amount computed as of the Extended Term Commencement Date (as hereinafter defined), and (iii) the Debt Service Coverage Ratio (as hereinafter defined) for the Property is at least equal to 1.15:1.00 on the original Scheduled Maturity Date (as set forth in Section 1(d)). In the event that any of the conditions set forth in this Section 1(f) are not satisfied, then Borrower shall be deemed to have irrevocably waived its right to exercise the Extension Option. Upon Borrower’s exercise of the Extension Option in compliance with the terms hereof, the original Scheduled Maturity Date shall be extended for a period of twelve (12) months (the “Extended Term”) and the term “Scheduled Maturity Date” shall be deemed to mean November 30, 2011. The Extended Term shall commence (the “Extended Term Commencement Date”) on the day immediately following the original Scheduled Maturity Date. All other terms of this Loan Agreement shall remain the same and be applicable to the Extended Term, except as expressly modified by this subsection. Notwithstanding the aforesaid, if, on the date the Lender receives the Extension Option Request, the Debt Service Coverage Ratio for the Property is less than 1.15:1.00 and (i) no Event of Default has occurred and is continuing and no condition exists that with the passage of time or giving of notice would result in an Event of Default, and (ii) Borrower pays to Lender a fee equal to 2.0% of the Loan Amount, then Lender, in its sole and absolute discretion, shall have the option (but not the obligation) to extend the term for a period of one (1) year and the term “Scheduled Maturity Date” shall be deemed to mean November 30, 2011. Notwithstanding the aforesaid, if, on the date Lender receives the Extension Option Request, the Debt Service Coverage Ratio of the Property is less than 1.15:1.00, then Borrower shall have the option to make a partial prepayment of the Loan, without prepayment penalty, in an amount not to exceed the amount necessary to achieve a Debt Service Coverage Ratio of 1.15:1.00 and Borrower may extend the Scheduled Maturity Date pursuant to the terms of this Section 1(f), provided that the Extension Fee owed by Borrower to Lender shall equal 1.0% multiplied by the Loan Amount (as reduced by the amount of any such partial prepayment).

As used herein, the term “Debt Service Coverage Ratio” shall mean, for the 12-month period immediately preceding the date of determination, the ratio of (A) Net Cash Flow generated by the Property to (B) the total required debt service payments owed by Borrower under the Loan for such period. “Net Cash Flow” means any and all operating revenues (to be determined by annualizing the rent roll from the Property) from the Property, less Operating Expenses. As used herein, the term “Operating Expenses” shall mean normalized trailing 12 month property expenses (as such may be reasonably determined by Lender), exclusive of actual expenditures or reserves as it relates to tenant improvements, leasing commissions and capital improvements.”

3. Amendment to Section 18 of the Loan Agreement. Effective as of the Effective Date, the following provision shall be inserted as Section 18 of the Loan Agreement:

“18. Additional Covenants.

(a) Debt Service Coverage Ratio; Certain Actions. The Property shall at all times support a minimum Debt Service Coverage Ratio (as defined in Section 1(f)) of 1.40:1.00 (the “DSCR Threshold”). Lender, in its sole discretion, may at any time reasonably determine the Debt Service Coverage Ratio. If, at any time, the Property fails to support a Debt Service Coverage Ratio equal to or greater than the DSCR Threshold (a “DSCR Trigger Event”), as reasonably determined by Lender, then Lender may (in Lender’s sole and absolute discretion, and without any obligation to do so) exercise any one or more of the following rights and remedies (each separately, and collectively, the “DSCR Trigger Event Action”) for so long as any DSCR Trigger Event is continuing:

(i) Designate or select an exclusive leasing agent to lease all or any portion of the Property and/or engage and hire one or more leasing agents selected by Lender (in Lender’s sole and absolute discretion) to lease all or any portion of the Property;

(ii) Enter into contracts with respect to any of the foregoing matters in subsection (i) above (including, without limitation, DSCR Trigger Event Documents (as hereinafter defined)), to contract with any party with respect to the leasing of all or any portion of the Property and/or to terminate any such contracts; and

(iii) Negotiate a leasing agreement between Borrower and a leasing agent satisfactory to Lender in its sole discretion pursuant to which Lender, as an agent of Borrower and named third party beneficiary to the leasing agreement, will have the agency and authority to make all decisions with respect to the leasing of all or any portion of the Property.

The rights and remedies set forth in subsections 18(a)(i), (ii) and (iii) above are in addition to any and all rights and remedies conferred upon Lender by the Loan Agreement and the other Loan Documents, as amended hereby, or otherwise at law or in equity. In furtherance of the rights and remedies granted to Lender pursuant to subsections 18(a)(i), (ii) and (iii) above, Borrower covenants and agrees that, upon request from Lender, Borrower shall promptly perform such acts and take such action as necessary to perform and/or accomplish the DSCR Trigger Event Action requested by Lender, and Borrower shall promptly (but in no event later than five (5) Business Days following Lender’s request) execute, acknowledge and deliver any and all instruments, agreements and documents (including, without limitation, DSCR Trigger Event Documents), and do any and all other things necessary or appropriate to effectuate the DSCR Trigger Event Action requested by Lender. Failure by Borrower to comply with any of the covenants set forth in the preceding sentence shall, at the discretion of Lender, constitute an Event of Default (without any notice or cure periods) under the Loan Agreement at the discretion of Lender; provided that the occurrence of a DSCR Trigger Event, in and of itself, shall not constitute an Event of Default.

(b) Power of Attorney. Notwithstanding, and without limiting, anything in Section 18(a) above, in furtherance of the rights and remedies granted to Lender pursuant to subsections 18(a)(i), (ii) and (iii), Borrower hereby irrevocably constitutes and appoints Lender with full power of substitution, as its true and lawful attorney-in-fact and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record any document, agreement or other instruments which may be required in good faith in order to perform and/or accomplish any DSCR Trigger Event Action, including, without limitation, leases, subleases, broker agreements, leasing commission agreements, termination agreements, any other instruments or documents relating to the leasing of the Property, and other contracts, documents, papers and instruments in writing of whatever kind and nature in connection with the performance and/or accomplishment of any DSCR Trigger Event Action (collectively, the “DSCR Trigger Event Documents”). The power of attorney granted hereunder shall be deemed irrevocable and be coupled with an interest.

(c) Protective Advances. All sums expended by Lender in accordance with this Section 18 shall be deemed to be advanced to Borrower on the date that such sums were expended and, at Lender’s discretion, (i) advances of Loan proceeds that accrue interest from the date that such sums were expended or (ii) protective advances, expended or incurred for the reasonable protection of the security interest hereby created in the Property and secured by the Deed of Trust; provided that any such protective advance made in connection with this Section 18 shall not constitute an Event of Default, nor cause the outstanding Debt, or any portion thereof, to accrue interest at the Default Rate.

4. Amendment to Section 22(n) of the Loan Agreement. Effective as of the Effective Date, the addresses set forth in Section 22(n) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

If to Borrower:	NNN VF Four Resource Square, LLC c/o NNN 2003 Value Fund, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 Attn: Kent Peters, Chief Executive Officer Facsimile No.: (714) 667-8252
With a copy to:	Steckbauer Weinhart Jaffe, LLP 333 S. Hope Street, 36th Floor Los Angeles, California 90071 Attn: Brian S. Weinhart, Esquire Facsimile No.: (213) 229-2870
If to Lender:	RAIT Partnership, L.P. Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104 Attention: Scott F. Schaeffer, President Facsimile No.: (215) 243-9097
With a copy to:	Ledgewood, a Professional Corporation 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103 Attention: Brian Murland, Esquire Facsimile No.: (215) 735-2513

B. CONDITIONS TO EFFECTIVENESS

Lender shall have no obligation to execute this Amendment and/or to perform its obligations hereunder (and this Amendment shall not be enforceable against Lender) unless and until each of the following conditions (collectively, the “Amendment Conditions”) is satisfied to Lender’s reasonable satisfaction:

1. No Event of Default. As of the date of satisfaction of all of the other Amendment Conditions, no Event of Default has occurred and is continuing under any of the Loan Documents and no condition exists that, with the passing of time or giving of notice, or both, would result in an Event of Default under any of the Loan Documents;

2. Ratification of Guaranty. Guarantor shall execute and deliver to Lender the Reaffirmation of Obligations, a form of which is attached as Exhibit “A” hereto and made part hereof;

3. Additional Documentation. Borrower and Guarantor shall execute and deliver or cause to be executed and delivered to Lender, at Borrower’s sole cost and expense, any and all other documents, agreements, corporate resolutions, certificates and opinions as Lender shall reasonably request in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Lender herein or therein, each of which shall be in form and content acceptable to Lender; and

4. Execution of this Amendment. Borrower and Guarantor have executed and delivered originals of this Amendment to Lender.

In the event that Borrower and Guarantor have not satisfied any or all of the Amendment Conditions on or before the Effective Date, then this Amendment shall be null, void and of no further force and effect.

C. REPRESENTATIONS

1. Borrower and Guarantor each hereby represents and warrants to Lender that:

(a) The execution, delivery and performance by Borrower and Guarantor of this Amendment (i) are within Borrower’s and Guarantor’s power; (ii) have been duly authorized by all necessary limited liability company action; (iii) are not in contravention of any provision of Borrower’s or Guarantor’s certificate of formation or operating agreement or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower and/or Guarantor is a party or by which Borrower, Guarantor, or any of their respective property is bound; (vi) do not result in the creation or imposition of any lien upon any of the property of Borrower or Guarantor other than those in favor of Lender pursuant to the Loan Documents; and (vii) do not require the consent or approval of any governmental authority or any other person or entity; and

(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of Borrower and Guarantor and constitutes a legal, valid and binding obligation of Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general.

2. Borrower represents and warrants to Lender that:

(a) All representations and warranties of Borrower contained in the Loan Documents (including, without limitation, the Loan Agreement and the Note) are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof; and

(b) Both before and after giving effect to this Amendment, no Event of Default or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Loan Agreement, the Note and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto (all of which are hereby reaffirmed by Borrower and Guarantor). To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement or the Note, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement and the Note as modified and amended hereby. All references to the “Loan Agreement” therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby. All references to the “Note” therein or in any other Loan Documents shall be deemed to be a reference to the Note as amended hereby.

2. Acknowledgment of Perfection of Security Interest. Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to Lender under the Loan Agreement, the Deed of Trust, the Pledge Agreement, the Note and/or the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Loan Agreement, the Deed of Trust, the Pledge Agreement, the Note and the other Loan Documents, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights.

3. Effect of Agreement. Except as expressly set forth herein, all terms of the Loan Agreement and the Note, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and Guarantor, as applicable, to Lender. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement. This Amendment shall constitute a Loan Document for all purposes of the Loan Agreement. Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania and all applicable federal laws of the United States of America.

5. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

6. Challenge to Enforcement. Borrower and Guarantor acknowledge and agree that they currently have no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents (including, without limitation, the Loan Agreement and the Note), or the enforcement of any of the terms or conditions thereof.

7. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

8. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

9. Recitals. Borrower and Guarantor do hereby ratify, confirm and acknowledge that the statements contained in the foregoing Recitals clauses are true, correct and complete in all respects and that the Loan Documents are valid, binding and in full force and effect as of the date hereof, and are fully enforceable against Borrower and Guarantor, as applicable, in accordance with their terms. The Recitals are hereby incorporated herein and made a part hereof by this reference as if fully set forth in this Amendment.

10. No Accord or Satisfaction. Neither this Amendment nor any other agreement in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, accord and satisfaction, novation or release of any of the Loan Documents (including, without limitation, the Loan Agreement and/or the Note), or any rights or obligations thereunder, or a waiver by Lender of any of its rights under the Loan Documents or at law or in equity. Nothing contained herein, nor any actions taken pursuant to the terms hereof constitutes a release, termination or waiver of any liens, security interests, rights or remedies granted to Lender in any of the Loan Documents (including, without limitation, the Loan Agreement and the Note), which liens, security interests, rights and remedies are hereby ratified, confirmed, extended and continued as security for all of the Debt.

11. Section 18 of the Loan Agreement. Borrower acknowledges and agrees that the rights granted to Lender under Section 18 of the Loan Agreement are in consideration of Lender’s agreement to extend the Maturity Date and to enter into this Amendment.

12. Outstanding Principal Amount of the Loan. Borrower and Guarantor acknowledge and agree that as of the close of business on the date immediately preceding the Effective Date, the outstanding principal amount of the Loan is $21,864,539.66.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

BORROWER:

NNN VF FOUR RESOURCE SQUARE, LLC,

a Delaware limited liability company

By: NNN 2003 Value Fund, LLC,
A Delaware limited liability company,

its Sole Member

By: /s/ Kent Peters [SEAL]
Name: Kent Peters
Title: Chief Executive Officer

GUARANTOR:

NNN 2003 VALUE FUND, LLC,

a Delaware limited liability company

By: /s/ Kent Peters [SEAL]
Name: Kent Peters
Title: Chief Executive Officer

LENDER:

RAIT PARTNERSHIP, L.P.,

a Delaware limited partnership

By: RAIT General, Inc.,
a Maryland corporation,

its general partner

By: /s/ Kenneth R. Frappier
Name: Kenneth R. Frappier
Title: Executive Vice President